EXHIBIT 10.4

June 27, 2012

Mr. Aaron Gomolak

Chief Financial Officer

Satcon Technology Corporation

25 Drydock Avenue

Boston, MA 02210

Dear Aaron,

In response to our ongoing dialogue re: the company’s failure to maintain the required liquidity levels and the resulting and ongoing Liquidity Event, and SVB’s desire to reduce, then eliminate, the reliance upon inventory in the borrowing base and to better align the terms of our agreement with the current and prospective financial condition of the company, we outline below the proposed terms under which SVB wishes to proceed.  In our view, these terms represent meaningful accommodations on the part of SVB as to loan structure and pricing, particularly in light of the current and forecasted financial condition of the Company.

Since the initial Liquidity Event, SVB has relied upon good faith negotiations by and between SVB and the Company on which to grant interim funding accommodations notwithstanding the ongoing default status.  We are unwilling to do so again absent a firm commitment by the company to move forward with the terms as outlined.

Noting our ongoing concerns regarding off-plan performance and its impact on the company’s liquidity, we remain convinced of the importance of the company tapping available outside sources for near term additional liquidity.  The terms below address those very concerns and present for you two options, both of which address a limited duration reduced Liquidity threshold.  We agree with your conclusion that managing to a monthly operating covenant, given the more quarterly focused approach the company takes in managing its operations, is quite challenging and may not provide the Bank with the key, real-time metric that is telling of the company’s overall performance and underlying risk profile.  Consequently, as you will see below, we propose to move from a monthly financial covenant measurement to a single liquidity covenant.

Below are the terms for the proposed Amendment to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated April 22, 2011 by and Satcon Technology and Corporation and Silicon Valley Bank.

Borrower:	Satcon Technology Corporation, and other Satcon entities to be determined (collectively, “Borrower”).

Administrative Agent:	Silicon Valley Bank (“SVB”, or “Agent”).

Lender:	SVB and a financial institution(s) acceptable to the Agent (together with SVB, the “Lenders”).

Facility Size/Structure:	$25,000,000, reduced from $35,000,000 -Revolving Credit Facility. The accordion feature will be terminated with this Amendment.

275 Grove St., Ste 2-200	TEL 617.796-6928	CONFIDENTIAL
Newton, MA	koconnor@svb.com
02466 USA

$10 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) — no change

Purpose:	For ongoing working capital needs (including issuance of Letters of Credit under the Letter of Credit Sublimit and to support FX activities).

Maturity:	4/30/2013 — no change

Availability:

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility capped at $25,000,000.

Borrowing Formula: - Change to existing terms as follows:

Option #1:
Inventory sublimit — immediately reduced to $5,500,000, and further to zero as of 12/31/2012.

Option #2:

Effective immediately upon acceptance of this term sheet (to be incorporated with any and all future borrowing requests) Inventory sublimit shall be reduced to zero (e.g. inventory shall be removed from the Borrowing Base and no advances shall be allowed in reliance thereon).

Security:	No Change.

Collateral Field Exams:	No Change.

Interest Rate:			Applicable
	Liquidity (*)		Margin

	OPTION 1:
	> = $35,000,000	+	0.50%
	< $35,000,000 but > = $20,000,000	+	1.00%
	< $20,000,000	+	2.00%
	< $10,000,000	+	3.00%

	OPTION 2:
	> = $35,000,000	+	0.50%
	< $35,000,000 but > = $20,000,000	+	1.00%
	< $20,000,000	+	2.00%
	< $10,000,000	+	4.00%

(*)   As defined in the Credit Agreement, but for these purposes only, measured for the prior three months, using month end reporting package information.  Rate will be adjusted (as necessary) as of the close date, and thereafter, on the 10th business day following receipt of Compliance Certificate indicating rate change trigger, and such rate will be retroactive to the 1st day of the month following the reporting period denoted on the Compliance Certificate.

Administrative Agency Fee:	No Change

Accommodation Fee:

The Borrower shall have the following options:

1.              $200,000 earned at closing, payable $100,000 at close and $100,000 payable at the earlier of a) default, b) 12/15/2012, c) the date on which the Borrower consummates a new equity or subordinated debt raise, or d) any transaction that results in a change in control; or,

2.              $75,000 earned and payable in cash at closing, plus the number of equivalent share value warrants that equates to $200,000, based upon a price equivalent to the average closing date price for the five trading days prior to amendment close. Form of warrant shall be SVB’s standard form warrant and shall include anti-dilution and other language such that the warrants are not adversely affected by any contemplated reverse stock split.

Unused Line Fee:	0.375%. No change.

Expenses:	Borrower responsible for all costs and expenses related to this transaction.

Other Terms & Conditions:	The loan documentation would contain representations and warranties, covenants, events of default, and other provisions acceptable to Lender, including the following:

Financial Covenants:

Liquidity (at all times): Borrower shall maintain minimum Unrestricted Cash on deposit at SVB plus unused line availability (at all times) as follows:

Option #1:

Maintain at least $5,000,000 of Liquidity at all times through 7/31/2012 and $15,000,000 thereafter.

Liquidity Report, as defined in the Credit Agreement shall be submitted weekly, with each borrowing request, and with the month end reporting package, or as requested by SVB.

Option #2

Effective with acceptance of this term sheet, and continuing through to and including 9/14/2012, the required minimum Liquidity shall be zero, and effective 9/15/2012, the requirement shall increase to $15,000,000 and continue at that level through loan maturity.

Liquidity Report, as defined in the Credit Agreement shall be submitted weekly, with each borrowing request, and with the month end reporting package, or as requested by SVB.

No change other than:

Reporting :

1.              Transaction Reports (with supporting documentation) shall be delivered (i) with each borrowing request (required 2 day advance notice of borrowing) and (ii) with the required monthly reporting package, calculated as of month end.

2.              Submission of Board approved 2013 Plan by 1/31/2013.

Other:	Elimination of the Liquidity Trigger, and other financial covenants and in place thereof, shall be included the revised Minimum Liquidity Covenant as described above.

This term sheet is submitted for discussion purposes only and any changes to the existing Credit Agreement shall require formal credit approval by SVB, and the execution of satisfactory documentation.

If the basic terms and conditions described above are acceptable, please so indicate by an affirmative selection of Option #1 or Option #2, and return a signed copy of this term sheet to the attention of the undersigned no later than 5:00 PM Thursday, June 28, 2012.  As noted above, SVB’s willingness to continue funding given the inability to comply with the existing Liquidity Trigger is conditioned upon receipt of an accepted term sheet. All rights afforded the Bank under the existing Loan Documents remain unchanged and binding as they exist today.

Again, we look forward to hearing from you re: the proposed terms.

Very Truly Yours,

SILICON VALLEY BANK

/s/ Kristan M. O’Connor

Kristan M. O’Connor
Senior Advisor

Cc:  Jack Gaziano — Managing Director

AGREED & ACCEPTED, this 28 day of June, 2012.

With signature below, we hereby elect the terms as outlined above under:

☐	Option #1

☒	Option #2

Satcon Technology Corporation

By:	/s/ Aaron M. Gomolak

Title:	EVP & CFO